UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported):  February 23, 2004
                      INTRAOP MEDICAL CORPORATION
         (Exact name of registrant as specified in its charter)

        Nevada             000-49735                 87-0642947
(State or other        (Commission File            (IRS Employer
  jurisdiction of          Number)               Identification No.)
  incorporation)

                           7408 Comstock Circle
                           Salt Lake City, Utah
                                  84121
           (Address of principal executive offices) (Zip Code)


           Registrant's telephone number, including area code:

                         DIGITALPREVIEWS.COM, INC.
      (Former name or former address, if changed since last report)

Item 5.  Other Events.

EXECUTION OF MERGER AGREEMENT

On February 24, 2004, Intraop Medical Corporation (formerly Digitalpreviews.com, Inc.) (the "Company") signed a definitive agreement and plan of reorganization (the "Agreement") with Intraop Medical, Inc., a privately-held Delaware corporation ("Intraop") under which Intraop will be merged with and into the Company in a tax-free exchange of stock. Under the Agreement, the Company will issue one share of its common stock in exchange for each share of Intraop outstanding on the closing date of the proposed merger. All outstanding Intraop options and warrants will be assumed by the Company. All stock numbers herein reflect the Company's 20-for-1 forward stock split that occurred on October 1, 2003.

On the closing, as directed by Intraop, the Company will cancel up to 19,982,265 shares of its common stock currently owned of record by its principal stockholder, David Shamy. Assuming conversion of all Intraop's convertible promissory notes into shares of common stock and based on current assumptions about the conversion of Intraop preferred stock into common stock, the Company is expected to issue approximately 13,288,000 shares of common stock to current Intraop stockholders and convertible note holders on the closing of the merger. In addition, the Company expects to assume options and warrants to acquire up to a total of approximately 1,448,000 shares. Assuming that all of the cancelable shares held by Shamy are cancelled and retired, there is currently expected to be approximately 17,895,000 shares outstanding (fully diluted) on or about the closing date of the merger (including approximately 858,000 shares issuable for services rendered in connection with the merger). See "Shares Eligible for Public Sale" below for information on the tradability of the Company's shares in the public market.

The Agreement is subject to a number of important conditions, including the approval of both the Company's and Intraop's stockholders, the satisfaction by Intraop of its due diligence investigation of the Company and the satisfaction of customary closing conditions contained in the Agreement. If all such conditions are met or waived and based on reasonable assumptions on the timing of stockholder approval, it is expected that the merger will occur by the end of March 2004. However, there can be no assurances that the merger will occur by then or at all. If the closing does occur, the Company will assume Intaop's business and that business will become the sole business of the Company. See "Information About Intraop" and "Risk Factors" below for information on the Intraop business.

Solicitation of the Company's and Intraop's stockholders will be accomplished through formal consent solicitations. This report is for informational purposes only and is not a solicitation of consents or proxies.

Information provided herein relating to Intraop has been supplied by Intraop in accordance with the terms of the Agreement and has not been verified by the Company. Failure to provide accurate and complete information would violate the Agreement.


SHARES ELIGIBLE FOR PUBLIC SALE

There are currently 22,284,000 shares of the Company's Common Stock issued and outstanding. Of these, 20,000,000 are restricted shares held by David Shamy, an affiliate of the Company, of which 19,982,265 are subject to cancellation upon closing of the proposed merger. Of the remaining 2,284,000 shares, approximately 2,200,000 are currently tradable without restriction in the public market, should one develop, under SEC Rule 144(k) and an additional approximately 84,000 will be available in May 2004 under Rule 144(k). Almost all of the shares of the Company's stock not held by Shamy were transferred to a group of holders in connection with the proposed merger. See the Schedule 13D filed with the SEC in connection with such acquisition.

All of the shares issued to Intraop stockholders and for services rendered in the merger, as well as shares reserved for assumed Intraop options and warrants, will initially be restricted. In addition, shares that may be issued in connection with post-merger equity fundraising will initially be restricted. Therefore, currently and for a period of at least three months after the merger, the Company's public float will be between approximately 2,200,000 and 2,284,000 shares, all of which are currently held by the group described above.

Of the shares issued in the merger, approximately 6,900,000 will have piggyback registration rights assumed by the Company under the Agreement and may be registered for resale to the public as early as three months after the merger. The balance will be tradable beginning one year from the merger and at various times thereafter under Rule 144. Additional shares that may be issued in equity financings may also have registration rights permitting public resales as early a three months after the merger.


RISK FACTORS
Risks Relating to the Proposed Merger

Completion of the proposed merger is subject to satisfaction of closing conditions, including stockholder approval by both parties and due diligence.

Although the Agreement has been executed, there can be no assurances that the proposed merger will be completed. There are several conditions to closing of the transaction, including stockholder approval by both the Company and Intraop and satisfaction by Intraop of its on-going due diligence investigation of the Company. Because of the way in which the transaction is structured to comply with applicable securities laws, approval of at least 75 percent of Intraop's outstanding shares is required. Further, if the results of Intraop's due diligence investigation is not satisfactory in its sole discretion or if events occur that have a material adverse effect on the Company, Intraop may terminate the Agreement and the merger may not occur. Likewise, if events occur that have a material adverse effect on Intraop the Company may terminate the Agreement and the proposed merger. In addition, either party can terminate if the other has breached its representations and warranties (subject to a cure period), the parties may agree among themselves for any reason to terminate and the Agreement by its terms expires on June 30, 2004. There can be no assurances that such events will not occur and the merger is therefore not a certainty.

If the merger does not occur, we will not have a viable business and unless another suitable merger partner can be found we will likely go out of business.

On completion of the merger we will assume all of Intraop's liabilities, whether disclosed or not, and after the merger we will not be able to obtain relief from anyone for breaches of Intraop representations and warranties.

If we merge with Intraop, the entire Intraop business will become ours, including any and all liabilities whether or not disclosed. And since after the merger Intraop will cease to exist as an entity, we will have no-one to sue if there are any misrepresentations on the Intraop business. Due to our scant resources we have conducted only a cursory review of the Intraop business and there can be no assurances that such undisclosed liabilities do not exist. Intraop does not currently have audited financial statements and is not expected to obtain audited financial statements until after the merger is completed.

In addition, Intraop has a note repayment obligation arising on March 5, 2004 of approximately $1,000,000 and $400,000 on March 22, 2004 that they will likely not be able to meet. There can be no assurances as to what action the noteholders may take, if any, if the obligation is not timely repaid. Actions by the noteholders could have a material adverse effect on the business of Intraop and cause the Company to terminate the Agreement.

Additionally, Intraop owes its contract manufacturer, CDS Group Corporation of Fremont California ("CDS Group") a contractual payment $622,500 for the manufacture of one of its Mobetrons which was due on February 19, 2004. Although Intraop is working to resolve payment of this account, no assurance can be given that CDS Group will continue to grant forbearance. Actions by the noteholders or CDS Group could have a material adverse effect on the business of Intraop and cause the Company to terminate the Agreement.

Intraop also owes approximately $845,000 (including interest) to Siemens Oncology Care Systems ("Siemens"), the radiotherapy division of Siemens, A.G. under due to the termination of Intraop's Contract Manufacturing and Distribution agreement with Siemens which was terminated in October 2002. Repayment of amounts due under the termination agreement were due in five equal monthly installments beginning June 25, 2003. The payments were not made, and per agreement, interest is accruing on the outstanding balance. Although Intraop is working to resolve payment of this account, no assurance can be given that Siemens will continue to grant forbearance. Actions by Siemens could have a material adverse effect on the business of Intraop and cause the Company to terminate the Agreement.

We have not been represented by counsel in the merger negotiations.

Due to our lack of resources, we have not been able to hire counsel to represent the Company in connection with the merger. While we believe the merger terms to be fair, we have not had the benefit of experienced counsel assisting us with preparing the merger agreement and related documents. Not having counsel means we are not as confident as we might otherwise be that the terms of the merger are fair or that appropriate disclosures have been made, and there is no legal opinion to rely on.

We do not know how many shares will be outstanding after the merger.

The number of shares we are required to issue in the merger will depend on a number of factors, including the possible conversion of promissory notes to stock, the amount of equity fundraising completed before the merger and the amount of interest and dividends convertible into stock. The maximum number of shares we are required to issue in the merger is 22,000,000. Each additional share that is issued in the merger will mean additional dilution for our equity holders on the date of the merger.

Further, we do not as yet know how many shares of stock held by David Shamy will be cancelled in the merger. While it is anticipated that all 19,982,256 shares will be cancelled, it is possible that some shares may be transferred to other individuals in connection with pre-merger financing transactions.

Risks Relating to the Intraop Business

If the proposed merger is completed, the business of Intraop will become the sole business of the Company. The following are certain risks relating to the Intraop business as currently conducted.

Intraop is a development-stage company that has been in operation for over 10 years and has never been profitable.

Intraop is a medical device company that has experienced significant operating losses in each year since incorporation on March 9, 1993, primarily due to the cost of substantial research and development of its sole product, the Mobetron. Intraop has generated limited operating revenues to date, and it expects to incur additional operating losses as well as negative cash flows from operations through the fiscal year ending September 30, 2004, and thereafter. Intraop's ability to achieve profitability will depend upon its successful commercial marketing of the Mobetron and its effectively making the transition to a manufacturing and marketing company. It is possible that the Mobetron and any other products of Intraop will never gain commercial acceptance, and as a result Intraop may never generate significant revenues or achieve or maintain profitability.

Intraop has significant additional capital needs.

Intraop has expended, and will continue to expend, substantial funds on development, marketing, research, and commercialization related to the Mobetron. At present, Intraop receives liquidity from proceeds from the sale of securities, funding from strategic partners, and payments by distributors and customers. Intraop expects to receive additional revenue in 2004 from orders it has received and expects to receive for Mobetron units.

However, Intraop currently lacks the working capital to continue in business for more than 1 month and has a $1,000,000 debt repayment obligation due on March 5 and other obligations described above that it is not expected to be able to meet. Intraop is attempting to raise funding privately to sustain it through the merger and will need to raise additional working capital after the merger to sustain the business. Such financing may not be available on terms favorable to Intraop or at all, in which case Intraop may be unable to meet its expenses, either before or after the merger.

Intraop's single product is subject to uncertain market acceptance.

To date, Intraop has delivered nine Mobetron units to: the University of California-San Francisco, University Hospitals of Cleveland, University of Louisville Hospital, University of Tokyo, University of North Carolina, Methodist Hospital of Indianapolis, Mayo Clinic of Arizona, Jagiellonian University Hospital in Krakow, Poland, and Catharina Ziekenhuis in Eindhoven, the Netherlands. Intraop has not yet manufactured, marketed, or sold the Mobetron in full commercial quantities. There can be no assurances that the Mobetron will gain broad commercial acceptance or that commercial viability will be achieved; that future research and development related to the Mobetron system will be successful or produce commercially salable products; that other products under development by Intraop will be completed or commercially viable; or that hospitals or other potential customers will be willing to make the investment necessary to purchase the Mobetron or other products under development by Intraop, or be willing to comply with applicable government regulations regarding their use.

Intraop is dependent on key suppliers and has limited manufacturing experience.

Intraop has entered into an exclusive agreement with CDS Group for the manufacture of the Mobetron System, while the accelerator component of the Mobetron is manufactured to its specifications by American Science & Engineering, Inc. ("AS&E"), Santa Clara, California. Though members of management have extensive experience in manufacturing, to date Intraop has not itself manufactured the Mobetron system. Intraop does not have experience manufacturing its products in the volumes that will be necessary for Intraop to achieve significant commercial sales. Any significant interruption in Intraop's relationship with AS&E, CDS Group, or any other key suppliers, including subcontractors, would have a material adverse effect on Intraop's ability to manufacture the Mobetron and, therefore, on its business, financial condition, and results of operation.

Intraop owes CDS Group a contractual payment $622,500 for the manufacture of one of its Mobetrons which was due on February 19, 2004. Although Intraop is working to resolve payment of this account, no assurance can be given that CDS Group will continue to grant forbearance. Actions by CDS Group could have a material adverse effect on the business of Intraop and cause the Company to terminate the Agreement.

Intraop expects to retain the rights to manufacture certain Mobetron accessories, options, and disposable medical devices. Intraop may encounter difficulties in scaling up the production of the Mobetron or in hiring and training additional personnel to manufacture the Mobetron in commercial quantities.

Intraop intends to do its own final testing of the Mobetron. This testing requires a specialized test facility. Intraop currently has access to test facilities which it believes to be adequate for testing the first few Mobetrons produced by CDS Group. Intraop is working on obtaining additional test facilities. The inability of Intraop to locate additional test facilities would likely have a material adverse effect on Intraop's ability to manufacture the Mobetron and, therefore, on its business, financial condition, and results of operation.

Intraop is subject to intense competition.

Conventional linear accelerator manufacturers have more substantial histories, backgrounds, experience, and records of successful operations; possess greater financial, technical, marketing, and other resources; and have more employees and more extensive facilities than Intraop now has, or will have in the foreseeable future. These companies have sold one or two modified conventional accelerators and could continue to offer essentially the same type of conventional unshielded system. Additionally, two other manufacturers, Hytesis and Liac, are known to Intraop to have developed systems that are light enough for operating room use.

The possibility of significant competition from other companies with substantial resources also exists. The cancer treatment market is subject to intense research and development efforts all over the world, and Intraop can face competition from competing technologies that treat cancer in a different manner. It is also likely that other competitors will emerge in the markets that Intraop intends to commercialize. There can be no assurances that Intraop's competitors will not develop technologies or obtain regulatory approval for products that may be more effective than Intraop's products, and that Intraop's technologies and products would not be rendered less competitive or obsolete by such developments.

Intraop's industry is subject to rapid, unpredictable, and significant technological change.

The medical device industry is subject to rapid, unpredictable, and significant technological change. Intraop's business is subject to competition in the U.S. and abroad from a variety of sources, including universities, research institutions, and medical device and other companies. Many of these potential competitors have substantially greater technical, financial, and regulatory resources than Intraop does and are accordingly better equipped to develop, manufacture, and market their products. If these companies develop and introduce products and processes competitive with or superior to Intraop products, Intraop may not be able to compete successfully against them.

Intraop may be unable to protect its patents and proprietary technology.

Intraop's ability to compete effectively in the marketplace will depend, in part, on its ability to protect its intellectual property rights. Intraop relies on patents, trade secrets, and know-how to establish and maintain a competitive position in the marketplace. The enforceability of medical device or other patents, however, can be uncertain. Any limitation or reduction in its rights to obtain or enforce our patents could have a material adverse effect on its ability to maintain or protect its intellectual property rights.
Intraop may unknowingly infringe the intellectual property rights of third parties and thereby expose ourselves to suit.

Intraop attempts to avoid infringing known proprietary rights of third parties in its product development efforts. However, Intraop has not conducted and does not conduct comprehensive patent searches to determine whether the technology used in its products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

If Intraop were to discover that its products violate third-party proprietary rights, there can be no assurance that it would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation regarding alleged infringement could be avoided or settled without substantial expense and damage awards. Any claims against Intraop relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing Intraop from distributing certain products. Such claims could materially adversely affect Intraop's business, financial condition, and results of operations.

Intraop is subject to extensive government regulation.

The development, testing, manufacturing, and marketing of Intraop's Mobetron are regulated by the United States Food and Drug Administration ("FDA"), which requires government clearance of such products before they are marketed. Intraop filed and received 510(k) pre-market notification clearance from the FDA in July 1998. Intraop received clearance for sales in Japan ("JIS") in May 2000, and received European EC Certificate approval ("CE Mark") on October 12, 2001. However, Intraop may need to obtain additional approvals from the FDA or other governmental authorities if they decide to change or modify the Mobetron. In that case, the FDA or other authorities may not grant any new approvals. In addition, if they fail to comply with FDA or other regulatory standards, they could be forced to withdraw their products from the market or be sanctioned or fined.

Intraop is also subject to federal, state, and local regulations governing the use, generation, manufacture, and testing of radiation equipment, including periodic FDA inspections of manufacturing facilities to determine compliance with FDA regulations. In addition, Intraop must comply with federal, state, and local regulations regarding the manufacture of healthcare products and radiotherapy accelerators, including Good Manufacturing Practice ("GMP") regulations, Suggested State Regulations for the Control of Radiation ("SSRCR"), and International Electrotechnical Committee ("IEC") requirements, and similar foreign regulations and state and local health, safety, and environmental regulations. In addition, they may not be able to identify and retain manufacturers on commercially acceptable terms, if at all, and any manufacturers they do retain might not be able to meet all relevant regulatory requirements. Although Intraop believes that it has complied in all material respects with applicable laws and regulations, there can be no assurances that Intraop will not be required to incur significant costs in the future in complying with manufacturing and environmental regulations. Any problems with their ability to meet regulatory standards could prevent Intraop from marketing the Mobetron or other products.

Intraop expects to be highly dependent on overseas sales.

Intraop believes that the majority of its sales over at least the next two years will be made to overseas customers. Intraop's business, financial condition, and results of operations could be materially adversely affected by changes in the political or economic climates, laws, regulations, tariffs, duties, import quotas, or other trade policies in the United States or foreign countries.

Additionally, Intraop has limited experience in many of the foreign markets in which it plans to sell its goods and services. To succeed, Intraop will need to expand its presence overseas by hiring addition staff and opening overseas offices to meet its sales, manufacturing, and customer support goals. No assurance can be given that Intraop can meet these goals. An inability to expand its overseas presence could have a material adverse affect on Intraop's business, financial condition, and results of operations.

IF INTRAOP'S REVENUE STREAM WERE TO BECOME MORE DEPENDENT UPON THIRD PARTY PAYORS SUCH AS INSURANCE COMPANIES, THEIR REVENUES COULD DECREASE AND THEIR BUSINESS COULD SUFFER.

The system of health care reimbursement in the United States is being intensively studied at the federal and state level. There is a significant probability that federal and state legislation will be enacted that may have a material impact on the present health care reimbursement system. If, because of a change in the law or other unanticipated factors, certain third party payors (primarily insurance companies) were to become a more substantial source of payment for Intraop's products in the future, Intraop's revenues may be adversely effected. This is because such providers commonly negotiate or legislate cost structures below the prevailing market rate and typically negotiate payment arrangements which are less advantageous than those available from private payors. Payment by third party payors could also be subject to substantial delays and other problems related to receipt of payment. The health care industry, and particularly the operation of reimbursement procedures, has been characterized by a great deal of uncertainty, and accordingly no assurance can be given that third party payors will not become a significant source of payment for Intraop's products, or that such a change in payment policies will not occur.
Any of these factors could have a material adverse effect on Intraop's business and financial condition and affect Intraop's ability make interest and principal payments under the Notes. There can be no assurances that such legislation will not restrict hospitals' ability to purchase equipment such as the Mobetron or that such legislation will not have a material adverse effect on Intraop's ability to sell the Mobetron and Intraop's business prospects and financial condition. Intraop could be subject to product liability claims for which it has no insurance coverage.

The manufacture and sale of Intraop's products entails the risk of product liability claims. Although Intraop has obtained product liability insurance prior to commercially marketing its products, product liability insurance is expensive and may not be available to Intraop in the future on acceptable terms or at all. To date, Intraop has not experienced any product liability claims. A successful product liability claim against Intraop in excess of its insurance coverage could have a material adverse effect on Intraop's business, financial condition, and results of operations.

Intraop is substantially dependent on certain key employees.

Intraop believes that its success will depend to a significant extent upon the efforts and abilities of a relatively small group of management personnel, particularly Donald Goer, PhD, Chief Executive Officer of Intraop. The loss of the services of one or more of these key people could have a material adverse effect on Intraop. Intraop has employment agreements with Mr. Goer and one other employee and has not purchased "key person" life insurance.

Intraop's future success will also depend upon its ability to continue to attract and retain qualified personnel to design, test, market, and service its products and manage its business. There is significant competition for these technical and management employees. There can be no assurance that Intraop will be successful in attracting and retaining such personnel.

Intraop's limited resources may prevent it from developing additional products or services.

Intraop has limited financial, management, research, and development resources. Plans by Intraop to develop additional products and services may require additional management or capital which may not be available at the appropriate time or at a reasonable cost. In addition, these products and services may divert management and research and development resources from the development and marketing of the Mobetron system which would adversely impact the revenue and potential earnings of Intraop.


INFORMATION ABOUT INTRAOP

The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements be subject to the safe harbors created by these statutes to the extent they apply. Wherever possible these forward-looking statements are identified by such words as "anticipates," "believes," "estimates," "intends," "plans," "projects," "expects," "will," and similar expressions. Forward-looking statements involve risks and uncertainties and actual results may differ materially from such statements.

Overview

Intraop manufactures, markets, and distributes the Mobetron, a proprietary medical device. The Mobetron greatly reduces the cost and increases the practicality and applicability of Intraoperative Radiation Therapy (IORT).

IORT has been demonstrated as an effective therapy for a wide range of cancers. IORT is the direct application of radiation to the cancer tumor or tumor bed during surgery. Because normal tissues are displaced and protected, the effective dose to the tumor is substantially increased.
A single, two-minute IORT treatment can often eliminate several weeks of conventional pre/post-operative external beam radiation treatments while producing better results. In more than 20,000 patients treated since the 1970's, IORT dramatically increased both local control and survival in patients with such diverse diseases as colorectal, gastric, head and neck, pediatric, and gynecological cancers. Encouraging studies also show IORT to be effective in the treatment of lung and early stage breast cancer.

The applicability of the IORT has been limited by the high cost and logistical burden of existing radiation therapy equipment which requires costly and isolated shielded rooms. The Mobetron greatly reduces or eliminates these barriers because it is light, mobile, and self-shielded; the device can be used in nearly any operating room environment.

Since its inception in 1993 Intraop has sold and delivered nine
Mobetrons, generating approximately $7 million in revenue. In addition to sales of the Mobetron, Intraop plans to generate additional revenue by providing Mobetrons to hospitals on a rental basis through the operation of a fleet of mobile systems.

Intraop engineers and tests the Mobetron, but contracts out to build the Mobetron, a low personnel, low overhead strategy. Resources are concentrated in engineering, R&D, marketing, sales and service.

Intraop has strong systems and device patents for the Mobetron.   It has
also received U.S. Food and Drug Administration 510k approval, CE Mark (Europe), and JIS approval (Japan). The Company distributes directly in the US and through a network of distributors and sales agents worldwide. Intraop plans to establish a European subsidiary in 2004 to better capitalize on this growing market. In addition to marketing and distribution activities, the European subsidiary will test and service the Mobetron, develop new products and applications, and monitor and support clinical IORT programs.

Intraoperative Radiation Therapy (IORT)

Each year, more than 1.3 million people in the United States are diagnosed with cancer and more than 550,000 patients die of the disease. Of the patients diagnosed with cancer, approximately 60 percent receive external beam radiotherapy treatments, either with or without surgery. Despite the best conventional radiation, surgical and chemotherapy techniques, about 1/3 of all cancer patients will have a recurrence of cancer at the tumor site. If cancer recurs at or near the site of the original tumor, the chances of survival are significantly reduced.

IORT, a well-known and widely used treatment, involves the application of radiation directly to the tumor or the tumor bed during surgery, as opposed to radiation treatment applied either before surgery or after patient recovery from surgery. In IORT procedures, the majority of the tumor is removed through conventional surgical techniques. Radiation is then directly applied to the area immediately surrounding the tumor while it is still exposed and the surrounding normal tissue can be retracted out of the radiation beam. This direct application of radiation to the tumor site during surgery increases the effective dose to the tumor substantially. This technique has shown to dramatically increase the survival rates for colorectal, gastric, head and neck, gynecological and other types of cancer.

Currently, approximately 200 health centers worldwide conduct IORT
treatments.   IORT has demonstrated improved treatment of advanced
cancer patients in many studies, showing a 20 percent to 50 percent improvement in results over conventional radiotherapy.

Although IORT is widely considered to have great potential, the limitations of existing equipment and facilities have severely limited its use. Very few hospitals have operating rooms that are specially shielded for radiation, a "dedicated O.R." A dedicated O.R. requires a fully fitted O.R. plus a conventional radiation machine and expensive, heavy shielding. The construction and equipment cost for a single dedicated O.R. can exceed $3.5 million. The significant weight, about 100 tons including the concrete shielding, and reduced usability of these rooms limit their economic and practical feasibility.

For this reason, most of the 200 hospitals that conduct IORT do so by performing the surgery in the O.R. and then transporting the patient, still under anesthesia and with the surgical site open, to its radiation facility. There, the radiation portion of the treatment is given with conventional equipment, after which the patient is transported back to the O.R. for the completion of the operation. This process is often called "heroic transport".

Heroic transport adds about one and a half hours to the surgical procedure and requires that the conventional radiotherapy accelerator and room be specially prepared and available for the IORT patient. Heroic transport involves complex logistics, increases patient risk, requires a significant commitment of facilities and personnel, and severely limits the number of patients that can be treated. Some hospitals have constructed a dedicated O.R. in the basement to reduce the transportation distance. But these basement O.R.'s are remote for the surgical center, creating staffing and logistical difficulties. Thus, IORT has largely been restricted to the treatment of advanced cancer patients who have few other chances for successful treatment.

Intraop is the only company that has developed a mobile, self-shielded IORT system, which allows for IORT in traditional operating rooms. Unlike other IORT systems, the Mobetron uses several patented technologies to enable IORT without requiring a dedicated O.R. or heroic transport. The Mobetron can be easily moved between conventional operating rooms or shared between hospitals, increasing system usage and cost effectiveness. The Mobetron is designed to make IORT significantly less time-consuming, less costly and less risky to administer. By making IORT practical, the Mobetron will greatly expand IORT beyond advanced disease and into early stage and other prevalent cancers such as lung and breast.

Market Size for Mobetron Applied IORT

Traditionally, IORT has been restricted to advanced and recurrent cancers where conventional therapeutic approaches have been largely ineffective. The number of Mobetrons needed to address this demand segment can be calculated from the current cancer incidence and failure of traditional therapeutic approaches.

In the United States, there are approximately 1.3 million new cancer cases per year. Approximate 60 percent, or 780,000 patients, will receive radiation at some point in their treatment. Of the cancer patients treated with radiation each year, 29 percent are treated with the aim of palliation (i.e. pain relief) and 71 percent, or 554,000 patients, are treated with a curative attempt. Of the radiation patients treated with curative intent, 44 percent, or 244,000 patients fail, either locally or regionally, implying that improved radiation treatment is still needed. It is this quarter of a million patients that fail from curative radiation therapy treatment that is the initial target population suitable for the intensified radiation therapy that can be delivered by the Mobetron at the time of surgery. If we assume that 1/3 of these patients have cancers that are amenable to IORT, and that a single-site based Mobetron utilized at 60 percent will treat 150 patients per year, the number of Mobetrons needed in the U.S. for the target population is 550 units. Geographical and age distribution of the cancer patients in the U.S. will increase this number by about 20 percent, or a total of 660 units. Since the U.S. is approximately half the world's market for health care items, the total world Mobetron market for advanced disease is approximately 1,320 units.

As the Mobetron is proven to make IORT application much simpler and less costly, applications of IORT to earlier stage disease may be expected to develop. This is because IORT during surgery for earlier stage disease can reduce the amount of adjuvant (follow-on) therapy by at least two weeks, resulting in a lower cost of cancer treatment. Reducing the cost of cancer treatments is a positive factor in both private health care markets, such as the United States, and in socialized medicine markets such as Europe.

Furthermore, because IORT delivers some of the radiation treatment at the time of surgery, higher utilization or decreased need for conventional equipment can be achieved because of the reduced number of radiation treatments per patient required. This is particularly true in socialized markets, Eastern Europe and China that have concentrated centers of cancer radiation treatment delivery and a lower ratio of conventional equipment per cancer patient than in the United States. Improving utilization of existing radiation equipment for cancer treatment would likely be viewed as a positive factor in these markets. This use of IORT in earlier stage disease could add demand for another 500 to 700 units world-wide, bringing the market for Mobetrons to approximately 2,000 systems.

The Mobetron System

Using existing technology, a small number of medical centers have constructed fully shielded operating rooms to house a conventional linear accelerator, typically weighing about 18,000 pounds, for use in IORT procedures. The construction and equipment cost for a dedicated IORT O.R. can exceed $4 million per operating room. The significant weight, about 100 tons including the concrete shielding, and reduced usability of these rooms limit their economic and practical feasibility.

The Mobetron is designed to make IORT significantly less time-consuming, less costly and less risky to administer. The Mobetron is a mobile IORT administration device comprised of a lightweight, movable electron beam accelerator mounted on a rotating C-arm. Special designs in the accelerator system and C-arm eliminate the need to add costly shielding to the walls or floor of the operating room.

The Mobetron can be moved from one O.R. to another, allowing the Mobetron to be shared among several operating rooms in the same hospital or, even among hospitals. In contrast to traditional IORT, Mobetron IORT brings the equipment to the patient rather than transporting the patient to the equipment.

This mobility expands the range of patients treated, decreases patient risk and increases the cost-effectiveness of IORT. Additional advantages of using the Mobetron over traditional IORT solutions include: safer application, quicker delivery during surgery, shorter surgery times, and greater availability for patients.

Development work on the first Mobetron system began in November 1993. Intraop demonstrated the major features of the accelerator system in August 1994, and by April 1995, a full working laboratory prototype of the Mobetron was completed. In September 1996, the Mobetron system was introduced at the Sixth International Intraoperative Radiotherapy Symposium in San Francisco. After extensive acceptance testing, the Mobetron was delivered to UC San Francisco (UCSF) and began patient treatments in December 1997. In July 1998, Intraop received 510(k) approval from the Food and Drug Administration to market the Mobetron in the United States.

During the research and development phase, Intraop conducted the design, assembly and test of its systems, within its facilities as well as the facilities leased by its principal subcontractor, Schonberg Research Corporation. In October 1997, Intraop signed a five-year Contract Manufacturing and Distribution agreement with Siemens, the radiotherapy division of Siemens, A.G. In October 2002, the Company terminated the contract manufacturing agreement with Siemens and replaced it with a contract manufacturing agreement with CDS Group. CDS Group is a privately held, specialty contract manufacturer whose customers include:
Applied Materials, LAM Research, Novellus, BAE Systems, and InVision
Systems.

The Mobetron was featured in September 1998 in Spain at the inaugural meeting of the International Society of IORT ( the "ISIORT"). The paper by UCSF on the use of the Mobetron was awarded the Society's "Best Technical Paper", signifying the most important technical contribution to the field of IORT. The Mobetron also received the prestigious "1999 Excellence in Design Award" from Design Magazine.

Delivery of the first commercial Mobetron system was to University Hospitals of Cleveland, where patient treatments began in July 1999. Additional Mobetron systems have been delivered to the University of Tokyo, University of Louisville, University of North Carolina, Methodist
Hospital of Indianapolis, and Mayo Clinic-Scottsdale.   European
Mobetrons were delivered to Poland and the Netherlands in 2003 and additional European and other Far East installations are planned for 2004. To date, approximately $7 million in Mobetron sales have been made.

Mobetron Technology. The Mobetron uses proprietary 9000 megahertz X-band technology to generate electron beams of energy to 12 MeV (million electron volts), while conventional technology uses lower frequency 3000 megahertz S-band technology, requiring larger and heavier accelerator components. Twelve MeV energy beams have sufficient penetration to effectively treat more than 90 percent of IORT patients.

The feasibility of using a miniature accelerator to achieve a dedicated IORT system was originally explored under a Phase I Small Business Innovative Research "SBIR" grant from the National Cancer Institute. The study concluded that a lightweight accelerator, providing energy levels up to 12 MeV and operable without added room shielding was feasible. Later, a $500,000 Phase II SBIR grant was awarded and used to confirm these results with measurements on a working laboratory prototype system.

In the Mobetron, electron beams are produced by a linear accelerator weighing less than 700 pounds. This low weight accelerator is mounted to a C-arm system with a beamstopper mounted opposite the accelerator to intercept the radiation produced in the forward direction.

The Mobetron's X-band technology is based on a miniature electron accelerator that has proven itself in industrial applications for more than 10 years. The design of the accelerator and its treatment applicators, in combination with the lead beamstopper below the surgical table, allow the Mobetron to operate without additional shielding in the operating room. The Mobetron system weighs less than 3,000 pounds, avoiding structural loading problems and allowing the Mobetron to be positioned easily for patient treatment.

Patent Protection

The Company applied for a Systems Patent for the Mobetron on March 30, 1993 and received its basic Systems Patent on June 14, 1994. A second Systems Patent which extended the claims of the first patent to the technology used in conventional accelerators was received on May 23, 1995. These two patents protect the use of a linear accelerator in a mobile, self-shielded application. The Company also has international patent protection in Japan, key European countries, and Russia. In 1997 the Company was granted a patent protecting the electron accelerator technology used in the Mobetron, and in 2000, the Company received a patent on the unique alignment system used to orient the Mobetron to the tumor prior to irradiation.

Marketing and Sales

Currently about 200 health centers conduct IORT treatments worldwide, most of which use heroic transport. In the U.S., the Company has targeted sales and marketing education efforts initially on these centers as they have already demonstrated a commitment to IORT. The Company plans to then expand this initial target market to the 2,500 U.S. hospital centers which currently have radiation oncology departments. Finally, the Company, through its mobile systems, will market to satellite hospitals in the U.S. that perform cancer surgery, but have no radiation therapy departments.

Prior to April 1, 2001, Siemens had the exclusive right to distribute the Mobetron in International Markets. As of April 1, 2001, the Company reacquired the rights to international distribution. The Company has established agreements with distributors in key markets such as Europe, Japan, Eastern Europe, China and Taiwan and has generated orders and commitments for additional orders from these relationships.

The Company signed a strategic alliance with Beijing Huilong New Technology Company ("Huilong") for distribution and manufacture of Mobetron components. Huilong has made an investment in the Company and has placed an order for a Mobetron for delivery in late 2003 . Huilong is contractually committed to purchasing another four units in 2004. They have identified thirty-five hospitals in China that have interest in the Mobetron. To help hospitals finance the purchase of these systems, Huilong has and is arranging financing with Chinese investors and leasing companies to allow key hospitals to purchase systems over an extended period of time. Intraop has Chinese marketing approval for the Mobetron in China, any new medical product imported into China must undergoing testing by the Chinese authorities. These tests are substantial similar to used to obtain European CE Mark, which the Mobetron has obtained.

The Company also plans to have Huilong manufacture high cost Mobetron components, thereby reducing the manufacturing cost of the system. A key Company strategy is to reduce product cost by both increasing production volumes and by out-sourcing expensive components to lower cost manufacturing centers such as China.

The Company's strategy is to address the US, European and Far East markets together, rather than sequentially. Accordingly, the Company continues to expand its team of international distributors to sell and service the Mobetron internationally. The Company sells directly in the U.S. using its own salespeople.

In Western Europe, the market driver is the use of IORT for early stage breast cancer, and to a lesser extent, the increased utilization of conventional radiation equipment that an IORT program provides. In Europe, distributorships are on a "best-efforts" basis. The distributor has responsibility for sales, promotion and service, including the purchase of spare parts to service their customer base. Intraop has hired its own European service specialist to provide service support to the European distributors' service organizations on a timely basis.

In the Far East, distributorships have so far been established in the major markets for IORT: Japan, China and Taiwan. Each of these distributorships has minimum annual order commitments beginning in 2004. In 2004, these minimums, if met, will result in at least six unit sales. The distributor has full service responsibility, including the purchase of spare parts, while Intraop has the responsibility for training the service organizations. In 2004, the Company plans to locate its own serviceperson in the Far East to provide service support similar to that in Europe. In 2004, additional distributors for Korea, Southeast Asia and India will be appointed.

In the United States, the interest in IORT is good, but the demand is currently dampened because of pressure on capital equipment budgets of U.S. hospitals and competing demands for these funds. The Company expects the U.S. demand to increase significantly as IORT for breast and lung cancer matures.

Manufacturing and Production

Since the delivery of the prototype Mobetron in December 1997, the Company has chosen to manufacture the Mobetron through the use of contract manufacturers, while concentrating its resources on engineering
and test, R&D, marketing and service.   Contract manufacturing
significantly reduces the capital required to operate the business. It also provides the Company the flexibility to quickly relocate manufacturing operations or out-source components of the system since the Company has little fixed manufacturing assets or personnel to consider in any change. The Company plans on out-sourcing certain expensive items to China in 2004 and 2005 to reduce product cost.

Production volume is currently limited by the need for full product testing prior to customer shipment, a task that Intraop wishes to retain for itself. The Mobetron is self-shielded for clinical use because the treatment lasts only 1-2 minutes. However, pre-shipment testing requires hours of beam on-time over a 2 - 4 week period, and that requires shielded test cells.


For 2003, the Company is leasing an unused treatment room at a hospital located near the Company's facility. However, to meet the projected sales volumes, construction of two test cells will be needed at an appropriate facility by the middle of 2004. These two cells will allow a production volume of up to 50 units per year by 2006.

Rental and Joint Venture Programs

To enhance Intraop's business model in the United States, and to provide an alternative to purchasing the device, the Company intends to offer rental or joint venture programs to health care facilities. By agreeing to rent the Mobetron a certain number of days each week, hospitals whose patient volumes are insufficient to justify purchase of a Mobetron can
still offer IORT on a scheduled basis.   Hospitals with moderate to low
volume of cancer cases can take advantage of this service to prevent losing substantial surgical business to hospitals with a greater number of cancer cases who can afford the buy the Mobetron. At the same time, machine rental shifts Mobetron costs to the hospital's operating budget rather than its annual capital budget.

Intraop may also provide the Mobetron on a joint venture basis. Under a Mobetron joint venture, Intraop and the health care provider form a separate joint entity to purchase the Mobetron from the Company with Intraop providing a capital investment and sharing in the revenue generated by IORT services. This allows health care providers to "acquire" the Mobetron with a substantially lower capital investment.

Additional Potential Mobetron Applications

With Mobetron commercial production underway, the Company is now developing additional products and services for the IORT and radiotherapy market to maximize the market opportunity provided by the proprietary Mobetron system.

Combination of Radiotherapy and Drug Therapy. The combination of certain chemicals, known as radiation sensitizers and protectors, with radiation has been in clinical use for a decade. Laboratory and animal studies have shown a dramatic increase in the effectiveness of certain cancer drugs when activated by radiotherapy.

Several of these drugs used in combination with radiation treatment have shown limited effectiveness with conventional external beam radiation therapy. The limitation in effectiveness is due to the difficulty of achieving adequate concentration of the chemicals during the radiation process when using conventional radiotherapy. Often, the drug has become significantly diluted by the time radiation is administered, thus reducing the synergistic effect of the chemicals and radiotherapy.

However, IORT offers a unique opportunity to administer radiosensitive drugs during the surgical procedure by a drug dose infused directly into the cancerous tissue followed immediately by IORT. This direct application of radiation with an adequate concentration of chemical increases the drug's effectiveness significantly -- up to two to three times more effective than either drug therapy or radiotherapy alone.

The Company has obtained the rights to Etanidazole, a radiation sensitizer that successfully completed a Phase I/II trial with IORT for advanced and recurrent colorectal cancer. The Company has approval from the FDA to begin the Phase III clinical study under the auspices of the ISIORT in 2004. More than twenty internationally renowned cancer treatment centers have agreed to help the Company conduct these trials. If the study proves the effectiveness of the combined Etanidazole and IORT treatment, the Company expects to be able to start marketing the drug beginning in 2006.

The Company is also considering starting a Phase III study involving Etanidazole for the treatment of brain metastases a very common cancer. This non-IORT application is a potentially larger and more lucrative market than the IORT market itself. Most radiotherapy centers already conduct stereotactic radiosurgery, a non-invasive but targetable form of radiation therapy, with either conventional or specialized equipment. The addition of a drug sensitizer to this procedure could greatly improve its effectiveness.

The Company plans to market, in partnership with pharmaceutical companies, other chemical modifiers developed and approved specifically for use with IORT. The Company believes that any radiation sensitizer, whether owed by Intraop or not, will expand the IORT market and thereby increase Mobetron sales.

Vascular and Coronary Disease. Small amounts of radiation have been shown to dramatically reduce the failure of balloon angioplasty and other vascular procedures (a 75 percent reduction according to a 1996 Scripps Institute study). Restenosis, the replugging of a vein or artery after coronary or vascular surgery, is also a major clinical problem. Current radiation devices designed for use in angioplasty are unsuitable for vascular surgical applications. The use of IORT to reduce restenosis in vascular surgery is potentially a multi-billion dollar market for which the Mobetron could provide several unique solutions.

The Company has supported research in the use of IORT in vascular surgical applications of the Mobetron at the University of Rochester. Additional clinical research is planned for 2005 and 2006. The FDA has indicated that it would approve an IDE in this potentially exciting application. If shown to be effective, these new coronary and vascular surgical applications could increase Mobetron sales and generate sales of medical devices that will be sold to support the application.

Conventional Electron Beam Treatments. The Mobetron may be used as a conventional electron radiotherapy system in the radiation therapy department when not in use for IORT. This dual use could add existing conventional electron beam radiotherapy patient volume to IORT patient volume for hospitals, while enabling the Company to participate in the well-established $500 million per year conventional radiotherapy linear accelerator market.

Accessories and Disposables. Each IORT procedure requires the use of sterilized caps to protect the tip of the Mobetron linear accelerator, sterile drapes, standard and custom applicators to guide the beam to the treatment area, and other devices and disposables. The Company manufactures or out-sources the manufacture of these devices and disposables, and supplies them directly to hospitals.

Needle Therapy Device. The Mobetron is unique in its ability to generate a narrow, three-millimeter-wide electron beam at high energies in the O.R. environment. In July 1996, the Company received a $100,000 SBIR grant from the National Institute of Health to prototype and test a device to deliver electron beam therapy through a thin needle, similar to a biopsy needle.

This technique, called interstitial electron beam therapy "IEBT" and often referred to as "needle therapy", could enable electrons to be delivered with or without surgery to highly localized cancers, such as brain tumors, ovarian cancer nodes, liver metastases, and prostate cancer. The Company has demonstrated the feasibility of the needle therapy system and in 2005 expects to continue development of the IEBT device as an add-on accessory to the Mobetron system. The Company also believes that its needle therapy product can be used in gene therapy applications to activate the genes once biologic agents have been delivered to the organ of interest.

Competition

To Intraop's knowledge no other company currently produces a mobile linear accelerator that requires no shielding. The alternative is using a dedicated O.R. or heroic transport for IORT procedures. These alternatives discussed above are costly and severely limit IORT usage.

In the mid 1980's, Siemens offered a conventional design, electron-only linear accelerator for IORT procedures. This system was a conventional radiotherapy accelerator modified to treat only in the electron mode, but still requiring a shielded room. Despite a total cost of more than $3.5 million, including reconstruction of the O.R. to install concrete shielding, Siemens sold seven systems.

Other conventional linac manufacturers have sold one or two similarly modified conventional accelerators and could continue to offer essentially the same type of conventional unshielded system, but no manufacturer is known to the Company to currently have the technology to develop a system that is light enough to be mobile and which does not require room shielding.

Hitesys, an Italian company, is now offering a modified, non-shielded unit "Novac 7" for IORT in Italy and Europe. This linear accelerator system was developed, in part, with funding from the Italian government. The Novac 7 has lower energy than the Mobetron and requires mobile shielding to be positioned around the surgical table prior to treating.

Intraop is also aware of a spin-off of Hitesys, called Liac, has recently been formed and is attempting to replace Hitesys in the Italian market. Liac has yet to deliver its first unit. The features and technology of the Liac IORT system is very similar to that used by
Hitesys.    The Company does not believe that Liac system is likely to become serious competition outside of Italy.

If significant direct competition does occur, at least initially it is likely to be through modifying conventional S-band accelerators for electron only operation, as none of the major linac manufacturers have extensive X-band technology expertise. It is also possible that an alternative technology will be developed that directly competes with Intraop's products.

Government Regulation

All medical devices require certification from the United States Food and Drug Administration before entering distribution. The certification process assures that the products are safe and effective. To treat patients at UCSF, the Company applied for and received, in December 1996, an Investigational Device Exemption "IDE" approval from the FDA for a UC San Francisco study involving 14 patients. The IDE study at UCSF was completed on March 9, 1998. On March 24, 1998, the Company submitted the Mobetron to the FDA for certification under the 510(k) process. The 510(k) process is reserved for medical devices that are deemed to have established clinical efficacy, thereby avoiding lengthy clinical trials. The FDA allowed UCSF to continue to use the Mobetron to treat IORT patients while the FDA reviewed the Company's 510(k) application.

On July 24, 1998, the Company received clearance from the FDA under the 510(k) provision, allowing the Company to begin commercial marketing and sales of the Mobetron in the United States. Hospitals in the United States are already using and billing for IORT.

Europe and Japan have separate certification processes. The Company received clearance for sales in Japan in May 2000, and received marketing approval for the European Union "CE Mark" in September 2001. The Mobetron has been tested according to the regulatory standards for radiotherapy accelerators, including the Suggested State Regulations for the Control of Radiation "SSRCR" and the International Electrotechnical Committee "IEC" requirements for radiotherapy equipment. The Company is also in the process of registering its products for sale in China and Taiwan.

MANAGEMENT

The executive officers and directors of Intraop are as follows. It is anticipated that the current officers and directors of Intraop will become the officers and directors of the surviving company after the merger, except that certain directors may be replaced prior to the merger in order to comply with the requirements of the Sarbanes-Oxley Act.

Name                          Age     Position
Donald A. Goer                 61     Chief Executive Officer,
                                        President, and Director

John P. Matheu                 81     Director

Mary Louise Meurk              77     Secretary and Director

Richard Lavine                 77     Director

Theodore L. Phillips, M.D.     70     Director

Richard Simon                  56     Vice President of Operations

Howard Solovei                 41     Chief Financial Officer


Donald A. Goer, Ph.D., President/CEO and Director
A co-founder of the Company, Dr. Goer received his doctorate in physics in 1973 from The Ohio State University. He is a recognized expert on linear accelerator technology and is the author of a number of articles on the subject, including the chapter on radiation therapy linear accelerators for the Encyclopedia of Medical Devices and Instrumentation. After post-doctoral study in metallurgical engineering, Dr. Goer joined Varian Associates. Dr. Goer has seventeen years experience in the sales, marketing and product development of linear accelerators. From 1977 through 1985, Dr. Goer was responsible for the product development of Varian's cancer therapy equipment. Five new cancer treatment units were successfully introduced to the market during this period, resulting in the sale of more than 700 treatment systems. Between 1985 and 1990, Dr. Goer was responsible for market development and strategic planning at Varian. Dr. Goer's last position at Varian was Manager of Sales Operations with principal responsibilities in the international market. In 1991, Dr. Goer joined SRC as President. In 1991, Dr. Goer assisted in founding Accuray, Inc., a medical company providing dedicated accelerators for radiosurgery.

John P. Matheu, Director
Mr. Matheu has extensive experience in the biopharmaceutical and medical device industries. He served 34 years with Pfizer Pharmaceuticals, Inc., where among other accomplishments, as Vice President he established and directed Pfizer's generic drug division. Prior to that assignment, Mr. Matheu directed Pfizer's 1100 person sales force, its hospital marketing group and its training department. As a principal of Matheu Associates, he provides consulting and management advice to the pharmaceutical, biotechnology and medical device industry.

Mary Louise Meurk, Secretary and Director
Ms. Meurk has forty years experience as a radiological physicist and is certified by the American Board of Radiological Physics. In addition to authoring numerous articles in her field, Ms. Meurk is a Fellow Emeritus of the American College of Radiology and a Fellow in the American Association of Physicists in Medicine. Ms. Meurk received her BA in physics from Wellesley College and furthered her studies at the University of Geneva. She was Assistant Attending Physicist at Memorial-Sloan Kettering, Head of the Division of Radiological Physics at the Zellerbach Saroni Tumor Institute, and was a founder and now President of the West Coast Cancer Foundation. Ms. Meurk is also a Founder and Director, and serves as Secretary to the Corporation.

Richard Lavine, Director
Mr. Lavine has extensive experience in the manufacture of capital medical equipment and other high technology devices. He was founder, vice-president and general manager of Invar Electronics and, later, vice president and general manager of the Radiation Division of Varian Associates, the world's largest manufacturer of radiotherapy equipment. In the early 1980's, Mr. Lavine initiated and managed the Vacuum Systems Operation of Varian Associates that was subsequently sold to Intevac. Mr. Lavine became the general manager of the Vacuum Systems Division of Intevac and is currently Assistant to the President of Intevac, Inc

Theodore Phillips, M.D., Director
Dr. Phillips is the principal or contributing author on more than 300 articles on cancer treatment in the medical literature and is one of the most distinguished radiation oncologists in the world. Under his guidance as Professor and Chairman of Radiation Oncology at the UCSF, the University became recognized as one of the top cancer treatment centers in the world. He has received numerous awards and honors for his many contributions to cancer treatment. While Dr. Phillips was Chairman of Radiation Oncology at UCSF, the hospital purchased the first Mobetron system. He currently serves as Chairman of the Technical Advisory Board of Intraop Medical and holds the prestigious Wun-Kon Fu Endowed Chair in Radiation Oncology at UCSF.

Richard Simon, Vice President of Operations
Mr. Simon has had an extensive career in the engineering, service and manufacturing of medical equipment, including twenty years in engineering positions with the medical division of Varian Associates. For ten years, Mr. Simon served as the engineer and project manager for the C Series linacs for Varian, developing and shipping more than 450 linear accelerators during this period. He was the project manager for the VARiS oncology information system from Varian, with more than 100 systems shipped. Mr. Simon received professional training in electrical engineering and project management.

Howard Solovei, Chief Financial Officer
Mr. Solovei served as the CFO of Phoenix Leasing Inc., where he gained 14 years experience in leasing and equipment finance. At Phoenix, Mr. Solovei was responsible for the management of nearly $1 billion of leased assets, $600 million of bank agreements for the company's 30 plus partnerships and corporate entities as well as securitized debt offerings of $85 million. Mr. Solovei was also responsible for projections and strategic and tactical planning for the company and its public limited partnerships.

Technical Advisory Board:

Name                    Title             Institution/Company
Ted Phillips, M.D.   Wun-Kon Fu           UC San Francisco, Department
                     Endowed Chair in     of Radiation Oncology
                     Radiation Oncology,
                     former Chairman

Len Gunderson, M.D.  Professor &          Mayo Clinic Department of
                     Chairman             Radiation Oncology

Mitsuyuki Abe, M.D.  Director             Kyogo Women's Hospital, Japan

Felipe A. Calvo      Chairman &           Hospital General Universitario
                     Professor            Madrid, Spain

Employees

Intraop currently has 11 employees and 3 significant independent contractors.

Facilities

Intraop rents facilities at 3170 De La Cruz Blvd., Suite 108, Santa Clara, California 95054, which are used for its headquarters and operations. Intraop's current lease runs through the end of December 2004. Intraop's headquarters is expected to become the headquarters for the surviving company in the proposed merger.

Legal Proceedings

There are no legal proceedings now pending by or against Intraop.

Selected Financial Information

The following table summarizes the consolidated financial history for Intraop (fiscal years ended September 30th of each year, and fiscal quarter ended December 31, 2004, $ in Thousands):

                        Unaudited   Unaudited   Unaudited   Unaudited
Financial Summary          FY2001      FY2002      FY2003     Q1 2004
Sales Revenue               2,189       1,333       1,367         241
Cost of Goods Sold          1,280         866       1,217       1,205
                        ---------   ---------   ---------   ---------
Gross Margin                  910         467         150        (784)
All Other Expenses          1,731       1,497       1,745        (637)
                        ---------   ---------   ---------   ---------
Net Income                   (822)     (1,030)     (1,595)     (1,421)
                        =========   =========   =========   =========
Assets                      1,225         902       2,168       2,383
                        ---------   ---------   ---------   ---------

Liabilities                 2,151       2,893       5,292       6,915
Capital                      (926)     (1,991)     (3,124)     (4,532)
                        ---------   ---------   ---------   ---------
Liabilities and Capital     1,731         902       2,168       2,383
                        =========   =========   =========   =========

The sale of one of Intraop's Mobetrons in Q1 2004 resulted in Sales Revenue of $241,289, and deferred revenue of $1,048,339 based on certain contingencies in the sales contract. Intraop expects that the full amount of the deferred revenue will eventually be recognized into income, but there can be no assurances to that effect.

The historical financial information set forth above has not been audited, reviewed or compiled by independent public accountants. Neither the Company, nor Intraop nor their respective management nor any of their respective representatives makes any express or implied representation or warranty as to the accuracy, completeness, or reasonableness of such financial statements under generally accepted accounting principles.


Item 7.  Financial Statements and Exhibits.

Exhibits.

Exhibit No.                    Description

    2.1 Agreement and Plan of Reorganization by and among Intraop Medical Corporation and Intraop Medical, Inc.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 24, 2004


INTRAOP MEDICAL CORPORATION




   /s/David Shamy
By:-------------------------------
   David Shamy
   Chief Executive Officer





                             EXHIBIT INDEX


Exhibit No.                    Description
    2.1 Agreement and Plan of Reorganization by and among Intraop Medical Corporation and Intraop Medical, Inc.







(footnote continued from previous page)

(footnote continued on next page)